Mail Stop 4561
      January 19, 2006

Mr. Stephen J. Benedetti
Principal Executive and Chief Financial Officer
Dynex Capital, Inc
4551 Cox Rd. Suite 300
Glen Allen, VA 23060-6740

	Re:	Dynex Capital, Inc.
		Form 10-K for Fiscal Year Ended December 31, 2004
Form 10-Q for the Quarterly Period Ended March 31, 2005
Form 10-Q for the Quarterly Period Ended June 30, 2005
		File No. 1-09819

Dear Mr. Benedetti:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.




								Sincerely,


								Jorge Bonilla
      Senior Staff Accountant




Mr. Stephen J. Benedetti
Dynex Capital, Inc.
November 3, 2005
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